Exhibit 10.1

Calix, Inc. Management Bonus Program

Under the 2010 Equity Incentive Award Plan

January 2012

Management Bonus Program – Program Document

Purpose of the Management Bonus Program

The purpose of this Management Bonus Program (the “Program”), which is being adopted pursuant to the Calix, Inc. 2010 Equity Incentive Award Plan, as may be amended from time to time, (the “Plan”) is to effectively link individual compensation to the achievement of critical business objectives and align the interests of key contributors and stakeholders. The Program is designed to attract, retain and reward high-performing talent by providing market-competitive cash compensation opportunities which enables employees to share in the financial success of Calix, Inc. (“Calix” or the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Plan.

Effective Date

The Program shall operate through a series of one-year periods commencing each January 1 over which performance will be measured (each, a “Performance Period”). The Program shall remain in effect until otherwise determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

Eligibility/Participation

Regular employees (not temporary or contract, regardless of whether they are deemed to be employees under common law or for tax purposes) in Executive 1 and above Salary Grades are eligible to participate in the Program. However, employees on a sales commission or any other bonus plan or program are not eligible to participate in the Program, unless otherwise determined by the Committee.

Employees commencing employment, or promoted into an eligible Salary Grade during the year, shall participate in the Program on a pro-rata basis. No participant or other employee of the Company shall, at any time, have a right to participate in the Program for any Performance Period, notwithstanding having previously participated in the Program.

Administration

The Committee shall establish the basis for payments under this Program in relation to specified Performance Goals (as defined below). Following the end of each Performance Period, once all of the information necessary for the Committee to determine the Company’s performance is made available to the Committee, the Committee shall determine the amount of the Award payable to each participant (the date of such determination shall hereinafter be called the “Determination Date”). The Committee shall have the power and authority granted it under Article 13 of the Plan, including, without limitation, the authority to construe and interpret this Program, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of this Program. Decisions of the Committee in accordance with the authority granted hereby shall be conclusive and binding. Subject only to compliance with the express provisions hereof, the Committee may act in its sole and absolute discretion with respect to matters within its authority under this Program.

Notwithstanding the foregoing, the Committee has delegated all of its authority hereunder to the Chief Executive Officer and Chief Operating Officer of the Company with respect to each participant who is at a Salary Grade of Executive 1, provided, each such participant is not subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Performance Goals

The Committee shall determine in writing the performance goals with respect to Performance Criteria to be measured over each Performance Period (collectively, the “Performance Goals”), each subject to such adjustments as the Committee may determine necessary or appropriate, and shall establish a formula, standard or schedule which aligns the level of achievement of the Performance Goals with Awards earned under the Program.

Management Bonus Program – Program Document

Award Levels

The Committee shall establish Award levels for each participant for each Performance Period based on the achievement of the Performance Goals as determined by the Committee in its sole discretion (each, an “Award Level”). Award Levels are set by salary grade level and represent a percentage of Eligible Earnings (as defined below).

For purposes of this Program, “Eligible Earnings” is defined as the earned and paid base salary for the Performance Period, and excludes any cashed-out Paid Time Off and overtime pay.

Award Pool

The target Award payable to each participant for a Performance Period is equal to the Award Level multiplied by such participant’s Eligible Earnings and assumes achievement of the Performance Goals at 100% (the “Target Amount”).

The sum of all Target Amounts for participants in the Program represents the target Award pool for the Program. The actual Award pool for the Program is calculated by multiplying the target Award pool amount by the pool funding level as determined by the Committee following the end of the Performance Period. This calculation may increase or decrease the size of the Award pool payable to participants under the Program.

Award Determination

Except as specifically set forth herein, no Award granted pursuant to this Program shall be paid unless and until the Committee certifies, in writing, the extent to which the Performance Goals have been achieved (the “Achievement Level”). The actual Award amount payable to each participant will be determined based on individual performance and will be equal to (i) the Award Level multiplied by (ii) such participant’s Eligible Earnings multiplied by (iii) the Achievement Level for the Performance Period (as determined by the Committee) (the “Award Amount”); the actual Award Amount may be more or less than a participant’s Target Amount. Award determinations will be made within a reasonable time following the filing of the company’s annual report on form 10-K.

The Award Amount for any participant may be adjusted upwards or downwards by the Committee in its sole discretion based upon such criteria as it may deem appropriate.

Award Payments

All Awards granted pursuant to this Program shall be paid annually in cash as soon as possible after the close of the Performance Period on a regular payroll date, but no later than March 15 of the year following the year of the applicable Performance Period.

Tax Withholding

All payments hereunder shall be subject to applicable withholding obligations. Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to participation in the Program and legally applicable to a participant (“Tax Obligations”), as a condition to the grant of any Award, the participant must acknowledge that the ultimate liability for all Tax Obligations is and remains the participant’s responsibility and may exceed the amount actually withheld by the Company.

Management Bonus Program – Program Document

Termination of Employment

In the event of any termination of employment of a participant prior to the date an Award is paid, such participant shall immediately forfeit such Award.

Change in Control

Notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs during a Performance Period then if the acquirer in such Change in Control fails to assume this Program, such Performance Period shall be shortened and shall terminate as of the last business day of the last completed fiscal quarter preceding the date of such Change in Control and each participant employed by the Company immediately prior to such Change in Control shall be paid such participant’s Award Amount equal to the greater of (a) the Award Amount he or she would have been entitled to receive for such shortened Performance Period, determined based on the Company’s performance for such shortened Performance Period or (b) 100% of the participant’s Award. Any such payment shall be made in a single lump sum immediately prior to such Change in Control.

Further notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs after the end of the applicable Performance Period but prior to the Determination Date, any Award applicable to such Performance Period shall be paid based upon the performance of the Company during such Performance Period, such payment shall be made in a single lump sum as of immediately prior to the Change in Control.

Coordination with Plan

The Program is subject to all the provisions of the Plan and its provisions are hereby made a part of the Program, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Program and those of the Plan, the provisions of the Plan shall control.

Amendment and Termination

Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend this Program.

No Contract for Employment

Nothing contained in this Program or in any document related to this Program or to any Award shall confer upon any participant any right to continue as an employee or in the employ of the Company or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

Nontransferability

No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any participant or beneficiary; provided, however, that, nothing in this paragraph shall prevent transfer (i) by will or (ii) by applicable laws of descent and distribution.

Compensation Subject to Recovery

The Awards under this Program and all compensation payable with respect to them shall be subject to recovery by the Company pursuant to any and all of the Company’s policies with respect to the recovery of compensation, as they shall be in effect and may be amended from time to time, to the maximum extent permitted by applicable law.

Management Bonus Program – Program Document

Nature of Program

No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment with respect to an Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under this Program shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in this Program shall be deemed to give any employee any right to participate in this Program except in accordance herewith.

Governing Law

This Program shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.